EXHIBIT 99

Dennis E. Nixon
Chairman & CEO
International Bancshares Corporation
(956) 722-7611

Katie Brickman or
Stephanie Jersig
Taylor West Advertising
(210) 826-8899

FOR IMMEDIATE RELEASE:

    INTERNATIONAL BANCSHARES CORPORATION REPORTS FIRST QUARTER 1999 EARNINGS

LAREDO, Texas--(BUSINESS WIRE)--May 12, 1999--International Bancshares Corporation (NASDAQ:IBOC;IBC) today reported earnings for the first quarter of 1999 of $15.9 million or $1.13 per share - basic ($1.11 per share - diluted) compared to $13.6 million or $.97 per share - basic ($.95 per share diluted) in the corresponding 1998 period.

      Dennis E. Nixon, CEO and chairman of the board, stated that the Company's first quarter earnings represent a 17 percent increase over the corresponding 1998 period.

      "I'm very pleased with our strong first quarter results," Nixon said. "This success, coupled with the Board of Directors' confidence in the bank's continued success throughout the year, resulted in a .60 per share cash dividend payment to the shareholders on April 15, as well as a 25 percent stock dividend that was announced on April 1 and will be paid on June 11."

      On an adjusted cash basis, which excludes intangible assets amortization, and facilitates peer comparisons, earnings for the first quarter 1999, were $16.8 million or $1.19 per share - basic ($1.17 per share - diluted) compared to $14.5 million or $1.03 - per share - basic ($1.01 per share - diluted) in the corresponding 1998 period, which represents an increase of 16 percent. The following table reconciles reported net income to net income excluding amortization of intangible assets ("cash" earnings):
                                                   MARCH 31,
                                            ----------------------
                                               1999         1998
                                            ---------     --------
                                  (Dollars in Thousands, except per share data)

      Reported net income                   $  15,895     $ 13,598
      Amortization of intangible assets           927          993
      Income tax adjustment                       (61)         (84)
                                               ------       ------

      Cash earnings                         $  16,761     $ 14,507
                                               ======       ======
      Cash earnings per common share:
         Basic                              $    1.19     $   1.03
         Diluted                            $    1.17     $   1.01

      Total assets at March 31, 1999, were $4.8 billion compared to $4.5 billion at March 31, 1998. Deposits at March 31, 1999, were $3.4 billion compared to $3.3 billion at March 31, 1998.

      IBC is a $4.8 billion multi-bank holding company headquartered in Laredo, Texas, with 93 facilities and 164 ATM's serving 28 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEDGAR.COM.

                                        6